EXHIBIT 99.1

Allied Capital Declares Extra Cash Dividend of $0.05 Per Share

December 12, 2006 –– Washington, DC –– Allied Capital Corporation (NYSE: ALD) today announced that it has declared an extra cash dividend of $0.05 per share. This represents additional taxable income that will be distributed for 2006. For 2006, Allied Capital has already declared total regular quarterly dividends of $2.42 per share. With this extra dividend, total cash dividends paid for 2006 will be $2.47 per share. In 2005, Allied Capital distributed a total of $2.33 per share to shareholders, including a $0.03 per share extra dividend.

The extra cash dividend is payable as follows:

Record date: Payable date:	December 22, 2006 January 19, 2007

About Allied Capital
Allied Capital Corporation, a leading business development company with total assets of more than $4 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Allied Capital invests in the American entrepreneurial economy by providing capital to companies seeking a long-term financial partner and access to managerial resources often unavailable to smaller companies. Since its IPO in 1960, Allied Capital has provided long-term debt and equity financing to thousands of middle market companies. In serving its shareholders, Allied Capital helps build middle market businesses and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies that generate aggregate revenues of more than $12 billion and employ more than 85,000 people.

Allied Capital provides flexible, competitive debt and equity capital for management and sponsor-led buyouts, recapitalizations, acquisitions and growth of middle market companies. Allied Capital’s seamless, one-stop financing capabilities include first and second lien senior loans, unitranche debt, junior or mezzanine debt and equity.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com. All media inquiries should be directed to Dale Lynch at 202-721-6100.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

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